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                  GENWORTH LIFE INSURANCE COMPANY OF NEW YORK
               WAIVER OF SURRENDER CHARGE - TERMINAL ILLNESS OR
              CONFINEMENT TO A MEDICAL CARE FACILITY ENDORSEMENT
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This endorsement is added to the Contract. This endorsement is effective on the
Contract Date. It amends the CONTRACT VALUE BENEFITS section by adding the following:

Waiver of Surrender Charge in the Event of Terminal Illness

We will waive the surrender charge for one or more withdrawals if, with respect to any Annuitant:

   . the Annuitant has been diagnosed with a terminal illness by a licensed physician; and

   . a licensed physician certifies the Annuitant's medical condition is expected to result in death within [12 months] of such certification; and

   . the diagnosis is supported by clinical, radiological, laboratory or other evidence of the medical condition; and

   .   the diagnosis was made at least [90 days] after the Contract Date; and

   .   we receive satisfactory proof that you have a terminal illness; and

   .   the withdrawal occurs after receipt of satisfactory proof.

All Annuitants must be age [80 or younger] on the Contract Date to be eligible for this waiver.

Waiver of Surrender Charge in the Event of Confinement to a Medical Care
Facility

We will waive the surrender charge for one or more withdrawals if, with respect to any Annuitant:

   . the Annuitant enters a state-licensed facility providing medically necessary in-patient care (the "Facility"); and

   . the confinement must be prescribed by a licensed physician in writing and be based on limitations that prohibit daily living in a non-institutional environment; and

   .   the Annuitant has spent at least [30 consecutive days] in the Facility;
       and

   .   the confinement began at least [90 days] after the Contract Date; and

   .   we receive satisfactory proof of such confinement; and

   . we receive the request for the withdrawal in our administrative office while the Annuitant is confined or within [90 days] after the discharge from the Facility.

All Annuitants must be age [80 or younger] on the Contract Date to be eligible for this waiver.

Satisfactory Proof

For purposes of the provisions above, satisfactory proof will include a properly completed claim form and a written statement from a licensed physician. The licensed physician must be someone other than you or your relative. We reserve the right to obtain a second opinion at our expense and to contest whether the illness is terminal or the confinement is medically necessary.

For Genworth Life Insurance Company of New York,

                                                  /s/ David J. Sloane
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                                                  [David J. Sloane]
                                                  President